Exhibit 99.1
CONSENT
     I, Donald L. Unger, hereby consent to being named in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by United Bankshares, Inc. (“United”) with the Securities and Exchange Commission, in connection with the Agreement and Plan of Reorganization dated as of January 26, 2007 between Premier Community Bankshares, Inc. and United (the “Agreement”), as a person who will become a director of United following consummation of the transactions contemplated by the Agreement.

/s/ Donald L. Unger

Donald L. Unger
Dated: April 20, 2007